UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 2, 2008
Date of Report

May 30, 2008
(Date of Earliest Event Reported)

AMERIWEST ENERGY CORP.
(Exact name of Registrant as Specified in its Charter)

123 West 1st Ave., Suite 215,
Casper, WY 82601
(Address of Principal Executive Offices)

Tel: (307) 266-4409
(Registrant's Telephone Number)

Nevada	333-122449	98-0359930
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

A. Purchase and Sale Agreement.

On May 30, 2008, Ameriwest Energy Corp. (the “Company”) and Geochem Exploration, LLC, a Wyoming limited liability company (“Geochem”) entered into a Purchase and Sale Agreement for the acquisition of certain oil, gas and mineral leases and other related assets (the “Agreement”).

Under the terms of the Agreement, the Company shall acquire (i) all rights to certain oil, gas and mineral leases related to Skull Valley Properties, an oil field in Wyoming (the “Leases”); (ii) the working interest and net revenue interest held by Geochem related to the Leases (“Interests”), including use and occupation of the surface and subsurface depths of such Interests and all easements and rights-of-way related to such Interests; (iii) all contracts, books, records, documents, well files and records, title records and other arrangements related to the Leases and Interests; and (iv) all geological and geophysical data related to the Interests, except as identified below (collectively, the “Assets”). The Company agreed to purchase the Assets for the aggregate payment of $400,000 (the “Purchase Price”) of which $100,000 has been previously paid. The Assets do not include any corresponding liabilities, proceeds, proprietary information, geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any third party identified in the Agreement, data and information unrelated to the Assets and corporate and tax records of Geochem.

The Agreement contains customary representations, warranties and covenants by both parties. In addition, following the consummation of the transaction, the Company agrees to drill and complete the well currently permitted as Skull Valley Federal 21-1 on or before September 1, 2008 (the “Drilling Obligation”), subject to the Company’s right to pay Geochem for one or more extensions. The Company may purchase one or more 3-month extensions of its Drilling Obligation at $200,000 for each extension, but in no event shall the Company be permitted to extend the Drilling Obligation beyond March 31, 2009. In the event the Company does not satisfy the Drilling Obligation on or before March 31, 2009, Geochem may record and file all instruments necessary to re-convey the Assets to Geochem.

For more information, see a copy of the Agreement attached hereto as Exhibit 10.1.

B. Third Amendment to Letter of Intent.

On May 31, 2008 (the “Effective Date”), the Company entered into a Third Amendment (the “Third Amendment”) to the Letter of Intent with Muddy Mineral Exploration, LLC, a Wyoming limited liability company (“Seller”) dated July 18, 2007, as amended October 1, 2007 and March 19, 2008 (the “LOI”).

Under the terms of the LOI, Seller agreed to sell its working interest and net royalty interest in and to the South Glenrock “C” oil field in Wyoming in exchange for an aggregate purchase price of $5,000,000 (the “Purchase Price”).

Under the terms of the Third Amendment, Seller and the Company agreed to amend the terms of the LOI as follows: (i) the Company and Seller shall enter into a definitive agreement by August 1, 2008; (ii) the closing shall occur before September 1, 2008 (the “Closing”); (iii) $1,750,000 that has been paid to the Seller is non-refundable and deemed earned by the Seller and shall be credited toward the Purchase Price at Closing; (iv) the remaining balance of the Purchase Price of $3,250,000 shall be paid on or before the Closing; and (v) in consideration for extending the foregoing dates, the Company shall pay Seller two additional payments in the amounts of $194,575.34 and $105,424.66, respectively, upon execution of the Third Amendment.

For more information, see a copy of the Third Amendment attached hereto as Exhibit 10.2.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On May 30, 2008, the Company and Geochem consummated the transactions under the Agreement outlined in Item 1.01 (A). The Company paid the remaining Purchase Price of $300,000 to Geochem.

For more information, see Item 1.01(A) of this Report, Exhibit 10.1 and a copy of the Press Release attached hereto as Exhibit 99.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Purchase and Sale Agreement
10.2	Third Amendment to Letter of Intent
99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIWEST ENERGY CORP.

By:	/s/ Walter Merschat
Walter Merschat, Chief Executive Officer

Dated: June 2, 2008